PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 11th day of January, 2010, by and between (i) Global Technology Partners, Inc., a Maryland corporation (“Purchaser”), and (ii) SteelCloud, Inc., a Virginia corporation (“Seller”).

RECITALS:

R-1.           Seller is a party to the following contracts: (a) Contract # F08CC10033 between Seller and Smithsonian Institution – National Zoological Park, (b) Contract # NMAH-09-DO-550-0000166175 between SteelCloud and Smithsonian Institution – Museum of American History, (c) USUHS relationship, (d) GEICO/Monument relationship, (e) BCBS Contract MSA/PSA FEP 08-9881, GMAC relationship, and (f) GSA Schedule #GS-35F-4085D (hereinafter referred to as the “Government/Commercial Contracts”).

R-2.           Seller desires to sell and Purchaser desires to purchase the Government/Commercial Contracts and related agreements together with an assignment of all rights to employment/independent contractor contracts of persons performing such agreements (collectively, the “Purchased Assets”) which are identified on Exhibit A attached hereto and made a part hereof.

R-3.           Seller and Purchaser desire to comply with all applicable regulations to assure the continued performance of Seller’s obligations under the Government/Commercial Contracts and the novation of the Government/Commercial Contracts to Purchaser.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Incorporation of Recitals.  The foregoing recitals are hereby incorporated as part of this Agreement.

2.           Purchase and Sale of Purchased Assets.  Purchaser agrees to purchase and Seller agrees to sell all of the Purchased Assets for a Base Price of One Hundred Forty Thousand and no/100 Dollars ($140,000.00) (hereinafter the “Base Price”) payable as follows:

a.
The first payment, in the amount of Seventy Thousand and no/100 Dollars ($70,000), shall be due and payable by Purchaser upon the execution of this Agreement by Purchaser and contingent upon delivery of Lender’s lien release of Purchased Assets by Seller.

b.
The second payment, in the amount of Seventy Thousand and no/100 Dollars ($70,000), shall be due and payable by Purchaser on January 15, 2010.  The payment shall be forfeited to Purchaser if (a) novation is not approved by the Government, and (b) the payments due to Purchaser under the Subcontract described in paragraph 7 below are not made to Purchaser.  Notwithstanding the foregoing, this forfeiture clause shall be null and void when the Purchaser’s gross margin from payments made by Seller under the Subcontract described in paragraph 7 below reach $70,000.  For the purposes of this provision, “gross margin” shall mean revenue less cost of goods sold.

In addition to the Base Price, Purchaser shall make the following contingent payments:

c.           A payment in the amount of $50,000, on or before October 31, 2010, contingent upon the first Renewal of the Contract # F08CC10033, Smithsonian Institution – National Zoological Park.

d.           A payment in the amount of $50,000, on or before October 31, 2011, contingent upon the second Renewal of the Contract # F08CC10033, Smithsonian Institution – National Zoological Park.

e.           For the period beginning from the date of execution of this Agreement by Purchaser and ending on the first anniversary date of the execution, twenty percent (20%) of the gross margin from all revenue generated under the contracts.  For the purposes of this provision, “gross margin” shall mean all sales revenue less cost of goods sold.

f.           For the purposes of this paragraph 2, “Renewal” shall include any exercise of an option, or any award of a bridge contract or follow-on contract covering substantially the work under either Government/Commercial Contract.

3.           Representations and Warranties.

a.              By Seller.  Seller represents and warrants, as of the date of this Agreement and the Closing Date (as hereinafter defined), that (i) Seller has not sold, assigned, pledged, mortgaged, hypothecated, or otherwise encumbered or transferred the Purchased Assets; (ii) Seller has the authority to subcontract to Purchaser performance of the Government/Commercial Contracts and as between Purchaser and Seller to transfer good title to the Purchased Assets free and clear of any liens or encumbrances by its execution and delivery of and performance under this Agreement, subject to the obtaining of a novation from the US Government and all other consents and approvals of counter-parties to the other Government/Commercial Contracts, which have not been obtained as of the date hereof;  (iii) no broker or finder has acted for Seller in connection with the transactions contemplated by this Agreement and no broker or finder is entitled to any broker’s or finder’s fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller; (iv) all documents delivered by Seller to Purchaser in response to Purchaser’s due diligence requests or at the closing hereof are true, correct and complete.

b.              By Purchaser.  Purchaser represents and warrants, as of the date of this Agreement and the Closing Date, that (I) relying upon the representations and warranties of Seller in a. above, and as applicable to novation of the US Government contracts, Purchaser has the requisite power and authority to execute, deliver and perform under this Agreement; and (ii) no broker or finder has acted for Purchaser in connection with the transactions contemplated by this Agreement and no broker or finder is entitled to any broker’s or finder’s fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Purchaser.

c.              Delivery of Documents/Due Diligence.  Seller has delivered in connection with execution hereof, or prior hereto, electronic copies of all contracts, and employee/independent contractor agreements,

4.           Covenants Purchaser and Seller.  Purchaser and Seller each covenants to the other that prior to and subsequent to the closing it will take such additional action and will execute such additional documents as are reasonably necessary or appropriate to effectuate the transfer of the Purchased Assets to Purchaser and to provide for the performance of Seller’s contractual obligations under the Government/Commercial Contracts in compliance with all applicable regulations including, without limitation, the execution and delivery to the United States Government of a novation agreement and such other documents as may be required by the United States Government.

5.           Closing.

a.           Time and Place of Closing.  The Closing of the sale of the Purchased Assets (the “Closing”) shall take place at 13962 Park Center Road, Herndon, VA  20171, or other place as may be agreed upon. (the “Transfer Date”) for transfer of Purchased Assets will be Jan 16, 2010 at which time relevant employees/independent contractors as listed in Exhibit A attached hereto and made a part hereof will transfer from Seller payroll/liabilities to Purchaser’s payroll/liability

b.           Delivery By Seller.  At Closing, Seller shall deliver to Purchaser:
(1) a bill of sale for the assignment of the Purchased Assets,
(2) Lien Release on the Purchased Assets from lender, Caledonia Capital,
(3) hard copies plus electronic copies of all contracts, and employee agreements certified by Seller to be true, correct and complete, provided that such contracts shall be identical in all material respects to the forms of contract delivered by Seller to Purchaser upon execution of the Agreement.

c.           Obligations Survive Closing.  All representations, warranties, covenants and obligations of Purchaser, Corporation and Seller survive Closing.

6.           Notices.  All notices shall be in writing and shall be delivered in person or sent by the United States Postal Service first class mail postage prepaid, or electronic mail/email as follows:

If to Seller:	SteelCloud, Inc.
13962 Park Center Road
Herndon, VA 20171

If to Purchaser:	Global Technology Partners, Inc.
1916 Labrador Lane
Vienna, VA 22182

7.           Novation; Subcontract.  (a) Novation The parties agree to cooperate in obtaining Government approval of the novation of all Government contracts included in the Purchased Assets from Seller to Purchaser.  Unless such requirement is waived by the United States Government, in order to effectuate the novation of the Government/Commercial Contracts to Purchaser, Seller agrees to guarantee payment of all liabilities and the performance of all obligations that Purchaser assumes under the Government contracts or  may undertake in the future should these contracts be modified under their terms and conditions.  Seller waives notice of, and consents to, any such future modifications.  Notwithstanding anything to the contrary in this paragraph, Seller shall have no obligation to guarantee the obligations of Seller after the expiration of the current Contract.  Should the Government notify Seller of any liability Seller may have under or concerning any Government contract following such novation, Purchaser hereby indemnifies Seller from any and all such liability and any expenses, including attorneys fees, Seller may incur in resolving or attempting to resolve the matter with the Government

(b) Subcontract.  Until such novation is approved and completed, Seller hereby subcontracts all work under the Government contracts to Purchaser and the terms of the subcontracts shall be deemed identical to the Government contracts except that references to the Government will be deemed to refer to Seller and references to Seller will be deemed to refer to Purchaser.  As provided in the subcontract, Purchaser will complete all work as subcontracted, will bill Seller for the work and Seller will re-bill the Government within one business day thereafter.  All monies paid to Seller by the Government for work subcontracted to Purchaser will be paid by Seller to Purchaser using a payment mechanism specified by Purchaser which is reasonably acceptable to Seller, such as the use of an escrow account, provided that the cost is born by Purchaser.  Should the Government claim a default under the Government contracts arising from Purchaser’s fault as a subcontractor, Seller may stop the payments to Purchaser under the relevant Government contract pertaining to Seller’s non-performance until Purchaser cures the default.  Should the Government notify Seller of any liability Seller may have under or concerning any Government contract arising from Purchaser’s involvement as a subcontractor or Purchaser’s actions subsequent to the date of this Agreement, Purchaser hereby indemnifies Seller from any and all such liability and any expenses, including attorneys fees, Seller may incur in resolving or attempting to resolve the matter with the Government, and Seller may withhold all payments from Purchaser until this indemnification obligation is satisfied.  Should the Government notify Seller of any liability Seller may have under or concerning any Government contract arising from Seller’s involvement as the contractor or actions of Seller subsequent to the date of this Agreement, Seller hereby indemnifies Purchaser from any and all such liability and any expenses, including attorneys fees, Purchaser may incur as a result thereof.  Should a claim arise under a Government contract pursuant to which Seller/Purchaser may demand an adjustment from the Government, Seller will sponsor the claim on behalf of Purchaser at Purchaser’s cost and risk, provided that Purchaser may not require Seller to act in a manner inconsistent with the law or its contractual obligations.

(c) Failure to Novate.  If the Government denies novation of any Government contract or if a commercial customer prohibits assignment of any commercial contract, Seller and Purchaser will cooperate in transferring the contract to Purchaser through another mechanism reasonably available to the parties and acceptable to the customer.

(d) Seller indemnity.  If for any reason the Government or any other party to a Government/Commercial Contract deems the purported transfer of its contract and/or the subcontracting of responsibilities under such contract to Purchaser to be void, voidable and/or a default thereunder, or makes any claims or asserts any liabilities against Seller, such liabilities shall be the sole responsibility of Seller and notwithstanding any other provision hereof, Purchaser shall have no liability or responsibility therefor, and Seller shall indemnify, defend and hold harmless  Purchaser from any and all liability, losses and any expenses, including attorneys fees, Purchaser may incur as a result thereof.

8.           Miscellaneous.

a.           Binding Effect of Agreement.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors, administrators, personal representatives, transferees and assigns, and other legal representatives.

b.           Entire Agreement.  This Agreement constitutes the entire understanding of the parties and supersedes all prior promises, agreements, conditions, understandings, warranties or representations, whether oral or written, expressed or implied, between the parties with respect to the subject matter of this Agreement.

c.           Headings.  No heading or caption contained in this Agreement shall be considered in interpreting any of its terms or provisions.

d.           Construction.  The parties hereto stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

e.           Applicable Law.  This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first hereinabove written.

`	Purchaser:

a Maryland corporation
	By: Rakesh C. Mehta	(Seal)
Its: President

Seller:

a Virginia corporation
	By: /s/ Brian H. Hajost	(Seal)
Its: Chief Executive Officer

Exhibit A to Purchase and Sale Agreement dated January 11, 2010 between Purchaser and Seller

Must include (i) Government/Commercial contracts and (ii) employment/independent contractor contracts assuming the terms of those contracts are acceptable.

Purchased Assets - $140,000 base value allocated between 1, 2, 3 below:

1.           The Government/Commercial Contracts purchase allocation value at $51,670.

2.           The contracts between SteelCloud and the following employees, and independent contractors each of whom is currently working on the Government/Commercial Contracts (and a copy of each contract is appended hereto)